FOR IMMEDIATE RELEASE

Contact:
Investors:	Media:
Euronet Worldwide Inc.	Sard Verbinnen & Co
Shruthi Fielder	George Sard/Jamie Tully
(913) 327-4225	(212) 687-8080

Innisfree M&A Incorporated
Alan Miller/Jennifer Shotwell
(212) 750-5833

EURONET CONFIRMS OFFER TO ACQUIRE MONEYGRAM
FOR $1.65 BILLION IN EURONET STOCK

Expects Accretive Combination To Deliver Substantial Immediate
And Long-Term Value To Shareholders Of Both Companies

Euronet To Hold Conference Call At 9:00 AM ET Today To Discuss Proposal
________________________________________________________

Leawood, KS, December 13, 2007 - Euronet Worldwide Inc. (Nasdaq: EEFT) today confirmed it delivered a letter to the Board of Directors of MoneyGram International, Inc. (NYSE: MGI) on December 4, 2007, in which Euronet offered to acquire MoneyGram in a tax-free, all-stock transaction based on a fixed exchange ratio of 0.6179 Euronet common shares for each share of MoneyGram. Based on the closing price of Euronet shares on December 4, the offer is valued at approximately $1.65 billion, or $20.00 per MoneyGram share, a premium of approximately 43% to the closing price of MoneyGram shares that day.

Euronet’s letter provides compelling rationale for the proposed transaction, which Euronet expects would deliver substantial immediate and long-term value for the shareholders of both companies. Specifically, Euronet believes that the proposed transaction would:
•	Create a powerful new global player in the money transfer business well positioned to capture share in a highly fragmented market;
•	Expand the geographic reach of both companies and unlock compelling opportunities by combining Euronet’s and MoneyGram’s complementary distribution networks, corridors and agent bases;
•	Enable the companies to further benefit from the rapid growth of the money transfer market in key emerging countries, such as China and India; and
•	Generate double-digit accretion and deliver significant synergies.

Presented below is the full text of the letter sent to the Board of Directors of MoneyGram:

December 4, 2007

Philip W. Milne
Chairman of the Board and Chief Executive Officer
MoneyGram International, Inc.
1550 Utica Avenue South, Suite 100
Minneapolis, MN 55416

Dear Phil,

I called to let you know I would be sending this letter to you and your Board, but was unable to reach you. My Board and I were disappointed with your rejection of the compelling business combination proposal we submitted to you several weeks ago. Your refusal to discuss with us the merits of our proposal is not in the best interest of your shareholders.

We believe MoneyGram is an attractive business, and a combination with Euronet would create a powerful new player in the international money transfer business that would deliver substantial immediate and long-term value for the shareholders of both companies. As you know, we have highly complementary distribution networks, corridors and agent locations. The combination we envision will expand the geographic network of both companies and unlock compelling opportunities, enabling us to leverage both of our international efforts and capture rapid growth in global markets.

We remain enthusiastic about a business combination between Euronet and MoneyGram, and we have enhanced our proposal to enable MoneyGram’s shareholders to participate even more substantially in the combined enterprise. In addition, we understand you may be interested in obtaining financing for your business in the near term and we are prepared to make available to MoneyGram interim financing in the context of an agreement on a business combination transaction. We have more than $250 million of cash in the bank, and additional funds available from our existing financing arrangements, and we are prepared to move quickly to put in place an interim financing arrangement if you so desire.

I trust you will discuss this proposal with your Board, and I will summarize the principal terms of our proposal so that your Board will have the benefit of our thinking and be able to consider it fully:

Price and Structure: We are prepared to offer your shareholders a fixed exchange ratio of 0.6179 shares of Euronet common stock per MoneyGram share. Based on Euronet’s closing price today, this represents value of $20.00 per MoneyGram share (or approximately $1.65 billion for the fully diluted equity of MoneyGram). Based on today’s closing prices of Euronet and MoneyGram shares, our offer provides approximately a 43% current premium for MoneyGram shareholders. Receipt of our shares would be tax-free to your shareholders. If the results of our due diligence review (discussed below) would warrant it, we would be prepared to increase our proposed offer price.

Due Diligence: Our proposal is, of course, based on having the opportunity to conduct a customary due diligence review of MoneyGram’s businesses including, specifically, your investment portfolio (which, based on our conversations, we believe may require a cash infusion in the very short term). Similarly, because we are offering our stock to your shareholders, we are prepared to allow you to conduct a customary due diligence review of our business.

Under this proposal, MoneyGram shareholders would own approximately 46% of the combined company (on a fully converted and diluted basis), enabling them to benefit from the vast potential of a well-positioned competitor in an attractive growth business. This proposal would bring together the second and third largest global send and receive networks. The combined entity would have an extensive infrastructure serving more than 170 countries that includes approximately 205,000 money transfer agent locations, 370,000 top-up locations, 10,500 ATMs, and over 80 international banking relationships. Importantly, Euronet’s complementary network of international banks and retailers would position the combined entity to further benefit from the rapid growth of the money transfer market in key emerging countries, such as China and India, which are now as large as the Mexican market.

Moreover, even without taking into account the substantial revenue synergies we expect to generate, we believe the transaction would yield double-digit accretion to Euronet’s cash earnings per share beginning in 2008. This would provide potential value to your shareholders in excess of $20.00 per share.

To advance our discussions, we propose that we enter into a confidentiality agreement that would allow us both to conduct our due diligence and to begin to negotiate a merger agreement. We are prepared to move forward expeditiously in conducting due diligence, negotiating transaction agreements, and working together to obtain all the requisite regulatory approvals required to close the transaction. We believe that, working together, we can reach a definitive agreement by year-end.

Our preference is not to make our proposal public, and we expect you would keep it confidential. Of course, we reserve the right to discuss our proposal with your shareholders should you persist in being unwilling to meet with us to discuss it.

Our Board has unanimously approved the submission of this proposal, and we look forward to hearing from you as soon as possible and, in any event, within the next week.

Very Truly Yours,

/s/Michael J. Brown

Michael J. Brown
Chairman and Chief Executive Officer

cc: MoneyGram International Board of Directors

Investor Conference Call
Euronet will hold a conference call today at 9:00 a.m. ET for the investment community. Participants may listen via telephone by dialing 877-407-9210 if calling from the United States, or 201-689-8049 if dialing from outside of the United States. Please dial in 10 minutes prior to the start of the call. A telephone replay will also be available beginning approximately one hour after the event. To access the replay, please dial 877-660-6853 for callers within the United States and at 201-612-7415 for callers outside of the United States and enter account number 286 and conference ID number 265748. A live audio webcast of the call also will be available and archived on the company's website at www.euronetworldwide.com or via http://www.vcall.com/IC/CEPage.asp?ID=124182. The investor presentation will be available for download at the start of the call on the company’s website at www.eeft.com/investors/library/presentations.asp.

About Euronet Worldwide Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, mobile operators and retailers which include comprehensive ATM and POS operation and management services; credit and debit card outsourcing services; card issuing and merchant acquiring services; software solutions; consumer money transfer and bill payment services; and electronic distribution of top-up services for prepaid mobile airtime and other prepaid products. Euronet operates and processes transactions from 39 countries.

Euronet's global payment network is extensive - including over 10,500 ATMs and approximately 48,000 POS terminals which are under management in 16 countries; a growing portfolio of outsourced debit and credit card services and card software solutions; a prepaid processing network of 370,000 point-of-sale terminals across 189,000 retailer locations in 12 countries; and a consumer-to-consumer money transfer network of over 11,000 sending locations in 13 countries and more than 56,000 payout locations in approximately 100 countries. With corporate headquarters in Leawood, Kansas, USA, and 35 worldwide offices, Euronet serves clients in approximately 130 countries. For more information, please visit the Company's web site at www.euronetworldwide.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding Euronet Worldwide, Inc., MoneyGram International, Inc., and the combined company after the completion of the proposed transaction between Euronet and MoneyGram. Forward-looking statements generally can be identified by the use of statements that includes words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. These statements include, but are not limited to, statements about the anticipated consequences and benefits of the proposed transaction, including future strategic and financial benefits, the plans, objectives, expectations and intentions of Euronet following the completion of the proposed transaction and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of Euronet’s management and publicly available information about MoneyGram, and are subject to significant risks and uncertainties. Actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: the failure of MoneyGram to accept Euronet’s proposal; the failure to consummate any transaction agreed to between Euronet and MoneyGram or to consummate any such transaction in the expected timeframe; the risk that the opportunities and synergies anticipated to result from the proposed transaction may not be fully realized or may take longer to realize than expected; conditions imposed with obtaining governmental approvals and rulings on or regarding the transaction; the risk that the businesses of Euronet and MoneyGram will not be integrated successfully; disruption from the proposed transaction making it difficult to maintain relationships with employees, customers or other third parties with which we do business; technological developments affecting the market for Euronet’s or MoneyGram’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting Euronet’s or MoneyGram’s businesses. Additional risks are described in Euronet’s and MoneyGram’s filings with the Securities and Exchange Commission (“SEC”), including Euronet’s and MoneyGram’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained from the Information Agent as described below.

ADDITIONAL INFORMATION

This press release is neither an offer to exchange nor a solicitation of an offer to exchange any securities of MoneyGram. The exchange offer (the “Exchange Offer”) for the outstanding shares of MoneyGram common stock described in this press release has not commenced. In connection with the proposed transaction, Euronet intends to file relevant materials with the SEC, such as a Registration Statement on Form S-4, a Tender Offer Statement on

Schedule TO (including a prospectus-offer to exchange, a letter of transmittal and other offer documents) and a proxy statement (collectively, the “Offer Documents”) and any offers or solicitations will be made only pursuant to the Offer Documents filed with the SEC. Investors are advised to read carefully and in their entirety the Offer Documents that are filed with the SEC when they become available because they will contain important information.

Euronet and its directors, executive officers and certain other employees and representatives of Euronet may be considered “participants in a solicitation” of proxies in connection with the proposed transaction. Information about Euronet’s executive officers and directors is available in Euronet’s proxy statement, dated April 11, 2007, for its 2007 annual meeting of stockholders. Additional information about the interests of potential participants in a solicitation will be in the Offer Documents, if and when they become available, and other relevant documents filed with the SEC.

Euronet and MoneyGram stockholders may obtain copies of the Offer Documents and other relevant documents filed with the SEC for free, when they become available, at the SEC's website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the Exchange Offer, toll-free in the U.S. and Canada at 877-456-3488 or toll-free in Europe at 00 800 7710 9970.